To:	All Cypress Employees
From:	TJR
Subject:	2004 Proxy Statement

Cypress has recently mailed to shareholders our proxy statement for the 2004 shareholders meeting scheduled for April 19, 2004. This proxy includes a proposal to amend the 1994 Stock Option Plan.

This Stock Option Plan is used to grant stock options to new hires, promoted employees, outside directors and all employees on an ongoing basis in our Evergreen program.

Management encourages all Cypress employee shareholders to review their proxy packages and be sure to vote YES for this proposal.

Cypress has created a “Culture of Winning” by granting stock options to all employees as a key component of our compensation strategy.

When you receive your 2004 proxy, please be sure to review the material and vote YES for the 1994 Stock Option Plan (as amended).